SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “AGREEMENT”) is entered into by and between Douglas Gregg (“EMPLOYEE”) on the one hand and Paramco Financial Group, Inc. (“COMPANY”) on the other.

Recitals

A.

EMPLOYEE is a former employee of the COMPANY.

B.

The parties wish to resolve any claim by EMPLOYEE against the COMPANY and COMPANY against the EMPLOYEE and all other existing differences completely and amicably, without litigation.

C.

COMPANY, as part of its effort to revitalize the company, wishes for EMPLOYEE to convert his 7,312,505 Common Shares of stock into 98,115 Preferred Shares that have been registered as Preferred Series “D” and to convert the 11,567,560 Common Shares of Stock owned by Airline Communications, Ltd. into 155,512 Preferred Shares that have been registered as Preferred Series “D”.

D.

The parties represent that they have been advised about the AGREEMENT by their respective counsel, are competent to enter into it, fully understand its terms and consequences, and enter into it knowingly and voluntarily.

Based on these recitals, the parties agree as follows:

Terms

1.

No Admission.  This AGREEMENT is entered in connection with the compromise of disputed claims.  Neither this AGREEMENT nor any action or acts taken in connection with this AGREEMENT or pursuant to it will constitute an admission by COMPANY or EMPLOYEE or any other person or entity of any violation of law, nor will it constitute or be construed as an admission of any wrongdoing whatsoever.

2.

Release.  COMPANY hereby releases and discharges EMPLOYEE from any legal act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever, relating to or based upon, in whole or in part, any act, transaction, practice or conduct prior to the date hereof, EMPLOYEE’S employment or termination of employment with the COMPANY.

3.

Known or Unknown Claims.  The parties understand and expressly agree that this AGREEMENT extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any legal conduct of the EMPLOYEE known by the COMPANY.

4.

No Disparagement.  COMPANY agrees not to disparage EMPLOYEE and will not knowingly say or do anything that would have an adverse impact on EMPLOYEE.

5.

References.  In response to any request to COMPANY from any prospective employer for an employment reference regarding EMPLOYEE, the COMPANY shall provide only EMPLOYEE's dates of employment and final job title.

6.

Further Documents.  Each party agrees to execute or cause their counsel to execute any additional documents and take any further action which may reasonably be required in order to consummate this Agreement or otherwise fulfill the obligations of the parties there under.

7.

Dispute.  Should a dispute arise concerning this AGREEMENT or its performance, such dispute shall be resolved, at the election of the party seeking to enforce the AGREEMENT, either by court action, or by binding arbitration administered by the American Arbitration Association under its commercial dispute resolution rules.  If arbitration is initiated, the arbitration shall be held in San Antonio, Texas.

8.

Construction.  This AGREEMENT shall be construed and enforced in accordance with the laws of the State of Texas.

9.

Attorneys’ Fees.  Should any action be brought by any party to this AGREEMENT to enforce any provision thereof, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees and costs and expenses of litigation or arbitration.

10.

Integration.  This AGREEMENT constitutes an integration of the entire understanding and agreement of the parties with respect to the matters referred to in this AGREEMENT.  Any representation, warranty, promise or condition, whether written or oral, between the parties with respect to the matters referred to in this AGREEMENT which is not specifically incorporated in this AGREEMENT shall not be binding upon any of the parties hereto and the parties acknowledge that they have not relied, in entering into this AGREEMENT, upon any representations, warranties, promises or conditions not specifically set forth in this AGREEMENT.  This AGREEMENT may be modified only by a written agreement executed by both parties hereto.

11.

Binding Agreement.  The parties understand and expressly agree that this AGREEMENT shall bind and benefit (as applicable) the heirs, employees, owners, officers, shareholders, directors, subsidiaries, spouses, affiliates, successors, predecessors, agents, witnesses, attorneys, representatives, and assigns of the COMPANY and EMPLOYEE.

12.

Construction.  The language of this AGREEMENT shall be construed as to its fair meaning and not strictly for or against either party.

13.

Counterparts.  This AGREEMENT may be executed in counterparts and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original and all counterparts taken together shall constitute one and the same AGREEMENT, which shall be binding and effective as to all parties.

14.

Headings.  Headings in this AGREEMENT are for convenience of reference only and are not a part of the substance hereof.

15.

Severability.  If any provision of this AGREEMENT is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

The parties each hereby execute this AGREEMENT as of November 30, 2004.

Employee

Company

/s/ Douglas Gregg

/s/ Michael S. Goodlett, Sr._

Douglas Gregg

Michael S. Goodlett, Sr.

Secretary

Paramco Financial Group, Inc.